As filed with the Securities and Exchange Commission on February 17, 2021

Registration No. 333-234616

333-233413

333-227290

333-220157

333-213243

333-206546

333-198317

333-195815

333-190901

333-184638

333-183787

333-176773

333-166780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELENAV, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0521800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4655 Great America Parkway, Suite 300

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

2019 EQUITY INCENTIVE PLAN

2019 EMPLOYEE STOCK PURCHASE PLAN

2009 EQUITY INCENTIVE PLAN

NON-PLAN INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT

AMENDED AND RESTATED 2011 STOCK OPTION AND GRANT PLAN

2002 EXECUTIVE STOCK OPTION PLAN

1999 STOCK OPTION PLAN

(Full title of the plan)

Steve Debenham

General Counsel and Secretary

Telenav, Inc.

4655 Great America Parkway

Santa Clara, CA 95054

(408) 245-3800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Julia Reigel

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Telenav, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-234616	November 8, 2019	2019 Equity Incentive Plan	11,500,000
		2019 Employee Stock Purchase Plan	2,500,000
333-233413	August 22, 2019	2009 Equity Incentive Plan	1,666,666
333-227290	September 12, 2018	2009 Equity Incentive Plan	1,666,666
333-220157	August 25, 2017	2009 Equity Incentive Plan	1,666,666
333-213243	August 22, 2016	2009 Equity Incentive Plan	1,666,666
333-206546	August 24, 2015	2009 Equity Incentive Plan	1,621,476
333-198317	August 22, 2014	2009 Equity Incentive Plan	1,578,485
333-195815	May 8, 2014	Non-Plan Inducement Restricted Stock Unit Award Agreement	634,920
333-190901	August 30, 2013	2009 Equity Incentive Plan	1,573,651
333-184638	October 29, 2012	Amended and Restated 2011 Stock Option and Grant Plan	74,491
		Amended and Restated 2011 Stock Option and Grant Plan	546,271
333-183787	September 7, 2012	2009 Equity Incentive Plan	1,653,950
333-176773	September 9, 2011	2009 Equity Incentive Plan	1,666,666
333-166780	May 13, 2010	1999 Stock Option Plan	5,444,298
		2002 Stock Option Plan	362,666
		2009 Equity Incentive Plan	2,681,058

On November 2, 2020, the Company entered into an Agreement and Plan of Merger, as amended on December 17, 2020 (the “Merger Agreement”) with V99, Inc., a Delaware corporation (“Parent”) and Telenav99, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 17, 2021, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated, as of the date hereof, all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering. The Company hereby removes from registration all such securities, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 17, 2021.

TELENAV, INC.

By:	/s/ Adeel Manzoor
Adeel Manzoor
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.